EXHIBIT 99.1

WALKER LANE EXPLORATIONS

[Stationary]

January 20, 2015

Mr. Steven K. Jones

14674 Gold Run Drive

Reno, NV 89521

RE: Quit claim of Pyramid and West Trinity claims and cancellation of lease agreements

Dear Mr. Jones,

This letter shall serve as our Agreement by and between Walker Lane Exploration, Inc. (“Walker Lane”) and Steven K. Jones (“Jones”) in transferring ownership of those lode claims identified below to Walker Lane.

Pyramid Claims:

Pyramid-1 Washoe County, NV -Township 23N, Range 21E, Section 15 NMC#1088279

Pyramid-2 Washoe County, NV – Township 23N, Range 21E, Section 15 NMC#1088280

Pyramid-3 Washoe County, NV – Township 23N, Range 21E, Section 15 NMC#1088281

Trinity Claim:

WT-1 Churchill County, NV -Township 24N, Range 27E, Section 17 NMC#1090104

In transferring the ownership of the above claims to Walker Lane, Jones agrees to cancel all terms and conditions of the lease agreements entered into April 15, 2014 with SJE Mining, LLC (“SJE”) on the above mining claims, which in turn were leased to Walker Lane from SJE on July 31, 2014.  Further, SJE agrees to cancel its lease agreements with Walker Lane.   Both Jones and SJE letters of cancellation are attached hereto as Exhibits (A) Jones Cancellation and (B) SJE Cancellation.

In cancelling those Lease Agreements neither Jones nor SJE are entitled to any rights relating to the areas of interest outlined in their lease agreements or any advanced or production royalties.  Through Lease Cancellation, Jones and SJE agree that all terms and conditions outlined in those Lease Agreements are null and void and all rights thereunder of those Claims transferred to Walker Lane.

For consideration of transferring the ownership and all rights to the Pyramid and West Trinity claims Walker Lane agrees to pay Jones $10.00 per property for a total consideration of $20.00.

This agreement shall be governed by all applicable laws of the State of Nevada.

AGREED THIS 20TH DAY OF JANUARY, 2015.

BY: /s/ Steven K. Jones

Steven K. Jones

By: /s/ John L. Key

John L. Key, President

Walker Lane Exploration, Inc.

EXHIBIT A

WALKER LANE EXPLORATIONS

[Stationary]

Exhibit A

January 20, 2015

SJE Mining LLC

4098 Quinn Drive

Carson City, NV 89701

RE: Notice of cancellation of lease

Mr. Stevenson,

I, Steven K. Jones, hereby cancel the lease agreements by and between myself and SJE Mining, LLC on those mining claims known as the West Trinity and Pyramid properties which were entered into on April 15, 2014.

In cancelling those agreements, I am giving up all rights to the areas of interest and all royalties as a condition of the quit claim transfers on those claims to Walker Lane Exploration, Inc. through an agreement entered into on January 20, 2015.

By: /s/ Steven K. Jones

Steven K. Jones

Accepted: /s/ Eric Stevenson

Eric Stevenson, Manager

SJE Mining LLC

WALKER LANE EXPLORATIONS

[Stationary]

Exhibit B

January 20, 2015

John L. Key

President

Walker Lane Exploration, Inc

102 N. Curry Street

Carson City, NV 89703

RE:  Cancellation of West Trinity and Pyramid lease agreements

Dear Mr. Key,

SJE Mining LLC (SJE) entered into lease agreements on those mining properties known as Pyramid and West Trinity with your Company on July 31, 2014.  This letter is to notify you that SJE is cancelling those agreements in lieu of Mr. Steven K. Jones’ transfer of ownership of those claims to your Company.

In cancelling those lease agreements, SJE hereby gives up any and all rights to any royalties or other benefits that SJE may have been entitled to under those Lease Agreements.

Very truly yours,

/s/ Eric Stevenson

Eric Stevenson

Manager

SJE Mining LLC